Exhibit 5.1

February 5, 2013

Pernix Therapeutics Holdings, Inc.

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Dear Ladies and Gentlemen:

We have acted as counsel to Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Pernix”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”, which term includes amendments thereto through the date hereof but does not include any other document or agreement whether or not specifically referred to or incorporated therein or attached as an exhibit, annex or schedule thereto) initially filed by Pernix with the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2013 relating to shares of Pernix common stock, $.01 par value per share (the “Shares”), issuable in accordance with the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger dated as of December 10, 2012 (the “Merger Agreement”), among Somaxon Pharmaceuticals, Inc., a Delaware corporation, Pernix and Pernix Acquisition Corp. I, a wholly-owned subsidiary of Pernix (“Acquisition Company”).

In connection with rendering this opinion, we have examined copies of the Registration Statement, the Merger Agreement, the organizational documents of Pernix, the corporate records of Pernix pertaining to the authorization of the Merger Agreement and Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, the due authorization, execution and delivery of all documents by all parties other than Pernix and Acquisition Company, and the validity, binding effect and enforceability thereof on all such parties. As to questions of fact material to this opinion, we have relied upon (i) the accuracy of certificates and other comparable documents of officers and representatives of Pernix, (ii) representations and warranties made by Pernix in the Merger Agreement (other than representations and warranties as to legal matters that are the subject of this opinion), (iii) statements made to us in discussions with Pernix’s management and (iv) certificates of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued following the effectiveness of the Registration Statement in accordance with the terms and conditions of the Merger Agreement, will be legally issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us in the prospectus forming a part thereof under the heading titled “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

February 5, 2013

Our opinion has been furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated by the SEC, and is expressly limited to the matters set forth above. We render no opinion, whether by implication or otherwise, as to any other matters relating to Pernix Therapeutics Holdings, Inc., the Merger Agreement, the Registration Statement or any of the transactions contemplated or discussed thereunder.

Very truly yours,

/s/ Jones Walker L.L.P.